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                                                                   Exhibit 99.3

             Interliant to Offer $125 Million of Convertible Notes

NEW YORK, February 7, /PRNewswire/ -- Interliant, Inc. (Nasdaq: INIT) today announced its intention to raise $125 million (excluding any over-allotments) through a 144A offering of convertible subordinated notes. The notes will be convertible into shares of Interliant's common stock at a conversion price to be determined.

Proceeds from the Rule 144A offering will be used to implement a number of sales and marketing initiatives; strengthen our infrastructure, including by expanding our data centers, developing new data centers and providing working capital in order to accommodate future growth; identify and integrate additional acquisitions; and fund other working capital and general corporate purposes.

The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under such act.

About Interliant

Interliant, Inc. (Nasdaq: INIT) is a leading application service provider (ASP) and pioneer in the ASP market. Interliant's solutions enable companies of all sizes to capitalize on the latest Web-based technologies and packaged software applications quickly and cost-effectively by relieving them of the burdens associated with building, managing and maintaining the infrastructure required to support mission-critical applications. Interliant's offerings include solutions in the following areas: Web site hosting, messaging and knowledge management, security, e-commerce, customer relationship management, distributed learning, and Web-based rental applications via AppsOnline.com. Interliant is headquartered in Purchase, N.Y. and has formed strategic alliances with leading software, networking and hardware companies including Dell (Nasdaq: DELL), IBM (NYSE: IBM), Lotus Development Corp., Microsoft (Nasdaq: MSFT), BMC Software (Nasdaq:BMCS), and Network Solutions (Nasdaq: NSOL). For more information, please visit the Interliant Web site, www.interliant.com. Interliant is a registered trademark of Interliant, Inc. All other trademarks are the properties of their respective companies.

This press release contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Action results and the timing of certain events may differ significantly from the results anticipated or discussed in the forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. In addition to this press release, other important factors to consider in evaluating the forward-looking statements include, without limitation, those discussed in the Company's Quarterly Report on Form 10-Q for the quarters ended June 30, 1999 and Sept. 30, 1999, respectively, the Company's Registration Statement on Form S-1 filed on March 15, 1999, as amended, and other filings by the Company with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained herein will in fact be realized and the Company assumes no obligation to update this information.

SOURCE Interliant, Inc.

CONTACT: Lois Paul & Partners for Interliant Media Contact Joan Osleeb, 512/638-5303, email; joan_osleeb@llp.com or Interliant, Inc. Investor Contact Beth O'Byrne, 914/640-9000; email bobyrne@interliant.com